Exhibit 99.1

AGTC Provides Financial Results for the Fourth Quarter and Year Ended June 30, 2021

-Data from ongoing clinical trials in XLRP and ACHM shows evidence of clinical activity and tolerability;

multiple data readouts expected in 2021 and 2022-

-Pre-Clinical programs moving to IND enabling animal studies-

-Company adds experienced industry veterans to board and management team-

-Company to host management update and webcast today at 4:30pm ET-

GAINESVILLE, Fla. and CAMBRIDGE, Mass., Sept. 23, 2021— Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare inherited retinal diseases (IRDs), today announced financial results for the fourth quarter and fiscal year ended June 30, 2021.

“During the past 12 months, we made significant progress towards our corporate and clinical goals with the release of meaningful data in our two wholly-owned lead programs and the addition of key industry leaders to our board and executive team as we begin to plan for potential commercialization of these programs,” said Sue Washer, President and CEO of AGTC. “We expect the next 12 months to be a catalyst-rich period as we prepare for data readouts in the XLRP and ACHM programs, additional clinical data from our partnered optogenetics program and the advancement of one or more of our pre-clinical programs towards a potential IND filing.”

Recent Highlights

X-linked Retinitis Pigmentosa (XLRP)

Earlier in the year, the Company reported positive 12-month data from the highest dose groups in the Company’s ongoing XLRP Phase 1/2 clinical trial, including 12-month data from Groups 5 and 6 reflecting a 50% response rate among patients who meet the inclusion criteria for the Skyline and Vista trials and 24-month data from the two of three Group 4 patients providing preliminary evidence of response durability. The third patient was not a responder at month 12 and the Company is awaiting data on the remaining four Group 4 patients. Taken together, these data add to the body of evidence suggesting that durable improvements in visual sensitivity and visual acuity may be achieved in patients receiving AGTC’s XLRP product candidate while continuing to demonstrate a favorable safety profile.

The Company is currently conducting the Skyline and Vista Phase 2/3 clinical trials to support a potential filing of a biologics license application, or BLA.    Due to several challenges related to the COVID pandemic, including a greater than 50% patient screening cancellation rate in July and August, AGTC is amending its guidance on the three-month Skyline interim data release to the first half of 2022, but maintaining the six-month Vista interim data release for 4Q 2022.

In July 2021, The United States Adopted Name (USAN) Council notified the Company that it has formally assigned the USAN name laruparetigene zosaparvovec for its XLRP product candidate. Subject to positive data readouts in 2022, the Company intends to evaluate potential commercial or trade names for this product candidate.

Achromatopsia (ACHM)

In June, the Company reported 12-month data from its ongoing Phase 1/2 achromatopsia (ACHM) clinical trials, including data from all adult and low-dose pediatric patients. In the ACHMB3 trial, the candidate demonstrated biologic activity based on improvements in visual sensitivity in the treated area as measured by static perimetry and light discomfort as measured by the Ocular Photosensitivity Analyzer (OPA) both of which were supported by additional anecdotal patient reports. In addition, the safety profile of the product candidate remained favorable. Based on these data, AGTC intends to advance the ACHMB3 trial to the next stage of clinical development. The Company is drafting an End-of-Phase 2 briefing packet to submit to the FDA and expects feedback in the first half of 2022.

Additionally, the Company recently announced enrollment of six pediatric ACHMB3 patients and five pediatric ACHMA3 patients in high dose groups 5a and 6a. Three new SAEs of significant inflammation each of which are considered a Suspected Unexpected Serious Adverse Reaction, or SUSAR, occurred in pediatric patients at the highest dose group 6a. Two of the three patients are in the CNGA3 trial, the other is in the CNGB3 trial and the Company reported the events to the FDA according to regulatory requirements. An additional CNGB3 pediatric patient at this same dose also had significant inflammation, which was considered an SAE but not a SUSAR, during approximately the same post-operative time frame has not required a subsequent procedure. To address the above safety events in pediatric patients, systemic and local steroid doses have been increased and patients are being monitored closely.

No comparable inflammation has been seen in the six pediatric patients across both trials at dose group 5a, nor in any of the adult patients or the lowest dose group 4 pediatric patients, leading the Company to believe it has identified the maximum tolerated dose in pediatric patients, one of the key objectives in the trial. These new data do not change our plans to continue development of the ACHM product candidates as the body of data gives us confidence in our plan to move forward at appropriate doses.

Manufacturing Facility

In May, the Company announced an expansion of its manufacturing and analytics capabilities to advance commercialization of gene therapy product candidates by leasing a 21,250 square foot build-to-suit cGMP manufacturing facility adjacent to the Company’s Florida facility. The new facility, which the company expects to be operational in the fourth quarter of 2022 is a key part of the Company’s strategy to:

•	Enable an expedited filing of a Biologics Licensing Application (BLA) and commercial launch of the XLRP candidate subject to United States Food and Drug Administration (FDA) approval,

•	Support late-stage development of its ACHM programs,

•	Support more rapid advancement of the Company’s product pipeline, and

•	Provide supply chain redundancy and reduce manufacturing risk.

Preclinical Programs

AGTC has a broad and diversified preclinical pipeline addressing patient populations with significant unmet needs. The pipeline includes:

•	One additional ophthalmology program, which targets the dry form of age-related macular degeneration (AMD),

•	Two programs targeting central nervous system (CNS) disorders. The CNS programs address Frontotemporal Dementia (FTD) and Amyotrophic Lateral Sclerosis (ALS).

The AMD and FTD programs are moving forward to IND, and despite the current global shortage of non-human-primate test subjects caused by the COVID pandemic, the company has secured sufficient subjects to initiate toxicology and biodistribution studies in 2022.

Strategic Collaborations

In March, the Company’s collaborator, Bionic Sight, announced promising results in its first two cohorts of patients from the partnered optogenetics Phase 1/2 trial. Specifically, Bionic Sight reported that the treated patients, all of whom have complete or near-complete blindness, can now see light and motion, and, in two cases, can detect the direction of motion.

AGTC’s collaboration with Otonomy, focused on GJB2 which is the most common form of genetic hearing loss, continues to make progress towards an IND-enabling tox study with a planned 1H23 IND filing. The companies presented compelling data at ASGCT showing improvement in hearing loss in two relevant animal models.

Additionally, in April, the Company announced a licensing agreement with TeamedON International, Inc., a biotechnology company dedicated to advancing gene therapies for rare diseases, including ophthalmic indications, to advance a gene therapy to treat XLRS, an inherited disease that causes loss of vision due to degeneration of the retina in males. Under the licensing agreement, TeamedON plans to evaluate whether a sub-retinal approach to administering the therapy will have an increased likelihood for producing detectable biological activity in patients with XLRS.

Corporate Milestones

In May, AGTC appointed regulatory expert, Janet Rae, as Senior Vice President of Global Regulatory Affairs and Quality. Ms. Rae’s appointment is an important step in the Company’s strategy to prepare for anticipated late-stage development of its XLRP and ACHM programs and fully develop its pipeline and manufacturing technology.

AGTC further strengthened its management team with the addition of Jon Lieber as the Company’s Chief Financial Officer. With 30 years of experience as an industry veteran and as a CFO, Mr. Lieber is a seasoned financial and operations executive with experience in the healthcare sector which will make him a valuable resource to the Company.

The Company also augmented its Board with the addition of ophthalmology and retinal disease specialist and industry R&D veteran Yehia Hashad, MD. For more than 25 years, Dr. Hashad has successfully led global development strategies from research to launch to post-launch management of innovations that address high unmet medical needs and this experience bring perspective and guidance to the Company.

In February 2021 AGTC strengthened its financial position through the pricing of a public offering of common stock and warrants. Gross proceeds to the Company were approximately $74.5 million.

Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2020

Revenue: There was $0.5 million in revenue for the fourth quarter of 2021 and $0.5 million for the year ended June 30, 2021, compared to $0.0 million and $2.5 million in the comparable periods in fiscal year 2020.

R&D Expenses: Research and development expenses were $10.0 million for the fourth quarter of 2021 and $44.4 million for the year ended June 30, 2021, compared to $10.5 million and $35.8 million in the comparable periods in fiscal year 2020.

G&A Expenses: General and administrative expenses were $4.3 million for the fourth quarter of 2021 and $14.6 million for the fiscal year ended June 30, 2021, compared to $4.1 million and $13.6 million in the comparable periods in fiscal year 2020.

Net Income (Loss): Net loss was $12.1 million for the fourth quarter of 2021 and $57.8 million for the year ended June 30, 2021, compared to net loss of $14.5 million and $45.9 million in the comparable periods in 2020.

Financial Guidance: As of June 30, 2021, the Company’s cash, cash equivalents and investments totaled $107.1 million. The Company believes these funds will be sufficient to allow AGTC to generate data from its ongoing clinical programs and to fund currently planned research and discovery programs.

Conference Call and Webcast

AGTC will host a conference call and webcast with accompanying slides to review business operations and discuss financial results for the fourth quarter and fiscal year ended June 30, 2021 today at 4:30pm ET. To access the call, dial (844) 646-2697 (US) or (918) 922-6902 (outside of the US). A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events-and-presentations. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the Company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies that address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders. In recent years AGTC has entered into strategic partnerships with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential and expected timeline for the Company’s late-stage development programs in X-Linked Retinitis Pigmentosa (XLRP) and Achromatopsia (ACHM), the timing and potential of the Company’s pre-clinical programs, the potential of its partnered programs and collaborations, and the timing for an impact of its planned manufacturing facilities. Forward-looking statements include information concerning possible or assumed future results of operations, financial guidance, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities, potential market opportunities, the effects of competition and the impact of the COVID-19 pandemic, including the impact on its ability to obtain the raw materials necessary to conduct its clinical trials. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K, as updated by subsequent quarterly reports on Form 10-Q and in other reports we file with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

IR CONTACT:

Jonathan Nugent

Stern IR

T: 212-698-8698

jonathan.nugent@sternir.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com

APPLIED GENETIC TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	June 30,
In thousands, except per share data	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$105,052	$38,463
Investments	2,000	41,995
Prepaid and other current assets	2,655	2,506

Total current assets	109,707	82,964
Property and equipment, net	4,658	4,311
Intangible assets, net	1,287	1,098
Investment in Bionic Sight, LLC	8,000	8,096
Right-of-use assets - operating leases	3,167	3,422
Right-of-use asset - financing lease	34	80
Other assets	113	348

Total assets	$126,966	$100,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,879	$1,355
Accrued and other liabilities	14,500	10,502
Lease liabilities - operating	1,116	1,058
Lease liability - finance	38	48
Current portion of long-term debt	2,181	—

Total current liabilities	19,714	12,963
Lease liabilities - operating, net of current portion	3,418	4,070
Lease liability - finance, net of current portion	—	38
Long-term debt, net of debt discounts and deferred financing fees	17,727	9,677
Other liabilities	299	2,555

Total liabilities	41,158	29,303

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001 per share, 150,000 shares authorized; 42,835 and 25,813 shares issued; 42,794 and 25,793 shares outstanding at June 30, 2021 and 2020, respectively	43	25
Additional paid-in capital	325,245	252,519
Treasury stock at cost; 41 and 20 shares at June 30, 2021 and 2020, respectively	(211)	(88)
Accumulated deficit	(239,269)	(181,440)

Total stockholders’ equity	85,808	71,016

Total liabilities and stockholders’ equity	$126,966	$100,319

APPLIED GENETIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
In thousands, except per share data	2021	2020	2021	2020
Revenue:
Collaboration and milestone revenue	$—	$—	$—	$2,297
License fee revenue	500	—	500	—
Grant revenue	—	—	—	156

Total revenue	500	—	500	2,453

Operating expenses:
Research and development	10,003	10,453	44,400	35,778
General and administrative and other	4,283	4,127	14,551	13,617

Total operating expenses	14,286	14,580	58,951	49,395

Loss from operations	(13,786)	(14,580)	(58,451)	(46,942)

Other income (expense), net:
Investment income, net	10	122	116	1,185
Interest expense	(509)	—	(1,506)	(11)
Other income	—	(5)	—	6

Total other income (expense), net	(499)	117	(1,390)	1,180

Loss before provision for (benefit from) income taxes	(14,285)	(14,463)	(59,841)	(45,762)
Provision for (benefit from) income taxes	(2,170)	20	(2,108)	83

Loss before equity in net losses of an affiliate	(12,115)	(14,483)	(57,733)	(45,845)
Equity in net losses of an affiliate	(21)	(20)	(96)	(47)

Net loss	$(12,136)	$(14,503)	$(57,829)	$(45,892)

Weighted average shares outstanding:
Basic	42,766	25,769	32,756	21,102
Diluted	42,766	25,769	32,756	21,102
Net loss per common share:
Basic	$(0.28)	$(0.56)	$(1.77)	$(2.17)
Diluted	$(0.28)	$(0.56)	$(1.77)	$(2.17)